Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2013 Financial Results

CORAL GABLES, FL. - February 18, 2014 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended December 27, 2013. For the full year 2013, the Company reported net loss per share of $0.66, compared with earnings per diluted share of $2.46 in 2012. Comparable earnings per share for the full year 2013 were $1.52, compared with comparable earnings per diluted share of $2.54 for the full year 2012. The Company reported a net loss per share of $2.62 in the fourth quarter of 2013, compared with earnings per diluted share at breakeven, or $0.00, in the fourth quarter of 2012. Comparable net loss per share was $0.35 in the fourth quarter of 2013, compared with comparable earnings per diluted share at breakeven, or $0.00, in the fourth quarter of 2012.
Included in the adjustments to arrive at comparable loss per share are $99.6 million of charges related to the write-off of goodwill and other intangible assets associated with the Company's 2004 acquisition of Prepared Foods in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. The performance of the Prepared Food business has not met the Company's expectations in Europe and there has been a recent cyclical downturn in industrial products. The Company is focusing on improving the European business and concentrating on higher growth markets in the Middle East and Africa.
“2013 was a year of contrast for us, with increased sales and strong progress toward our long-term initiatives tarnished by a disappointing conclusion to the year,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “During the fourth quarter of 2013 we faced higher input costs and lingering issues in our European market. We have addressed these conditions by implementing a host of strategic measures to reduce the negative impact on our business. We exited underperforming operations, adjusted our business model in Europe and broadened our asset base. Looking forward, based on our expansion into new markets, new distribution channels and new product introductions, I am confident the foundation we have built will enable us to improve our performance and enhance delivery of long-term value for our shareholders."
Net sales for the year 2013 increased $262.5 million to $3.7 billion, compared with $3.4 billion in 2012. Net sales for the fourth quarter of 2013 were $879.9 million, compared with $776.9 million in the prior year's fourth quarter. The increase in net sales for the year 2013 and fourth quarter of 2013 was due to strong net sales performance in all of the Company's business segments, with solid volume gains over the previous year.
Gross profit for the year 2013 was $290.4 million, compared with gross profit of $341.7 million in 2012. Comparable gross profit was $291.9 million in 2013, compared with comparable gross profit of $342.6 million in 2012. Gross profit for the fourth quarter of 2013 was $32.9 million, compared with $38.5 million in the fourth quarter of 2012. Comparable gross profit for the fourth quarter of 2013 was $34.3 million, compared with comparable gross profit of $38.6 million in the fourth quarter of 2012. The decrease in comparable gross profit for the full year and fourth quarter was primarily attributable to an increase in ocean freight and fruit procurement and production costs.
Operating loss for the year 2013 was $30.7 million, compared with operating income of $161.4 million in 2012. Comparable operating income was $107.5 million in 2013, compared with $165.6 million in 2012. Operating loss for the fourth quarter of 2013 was $142.8 million, compared with an operating loss of $2.1 million in the prior year's fourth quarter. Comparable operating loss for the fourth quarter was 2013 of $16.8 million, compared with comparable operating loss of $1.9 million in the fourth quarter of 2012. The increase in comparable operating loss for the full year and fourth quarter was principally due to lower gross profit, increased selling, general and administrative expenses and increased losses on disposal of property, plant and equipment.
Net loss for the year 2013 was $37.3 million, compared with net income of $143.2 million in 2012. Comparable net income was $85.9 million in 2013, compared with comparable net income of $147.4 million in 2012. Net loss for the fourth quarter of 2013 was $146.8 million, compared with net income at breakeven, or $0.0 million the fourth quarter of 2012. Comparable net loss was $19.2 million in the fourth quarter of 2013, compared with comparable net income of $0.2 million in the fourth quarter of 2012. The change in comparable net income (loss) for the full year and fourth quarter was primarily the result of lower operating income.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Income Statement:	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012

Net sales	$879.9	$776.9	$3,683.7	$3,421.2
Cost of products sold	845.6	738.3	3,391.8	3,078.6
Other charges, net (1)	1.4	0.1	1.5	0.9
Gross profit	32.9	38.5	290.4	341.7

Selling, general and administrative expenses	45.9	40.0	179.5	177.2
Loss (gain) on disposal of property, plant and equipment	5.2	0.5	4.9	(0.2)
Asset impairment and other charges, net (2)	124.6	0.1	136.7	3.3
Operating (loss) income	(142.8)	(2.1)	(30.7)	161.4

Interest expense, net	0.7	0.6	2.2	2.3
Other expense (income), net (3)	2.1	(4.0)	(13.6)	1.9

Income (loss) before income taxes	(145.6)	1.3	(19.3)	157.2

Provision for income taxes	0.4	2.5	17.5	12.2
Net (loss) income	$(146.0)	$(1.2)	$(36.8)	$145.0

Less: Net income (loss) attributable to noncontrolling interests	0.8	(1.2)	0.5	1.8
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(146.8)	$—	$(37.3)	$143.2

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(2.62)	$—	(0.66)	2.47

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(2.62)	$—	$(0.66)	$2.46

Dividends declared per ordinary share	$0.125	$0.10	$0.50	$0.40

Weighted average number of ordinary shares:
Basic	56,136,876	57,995,487	56,426,294	57,937,245
Diluted	56,136,876	58,355,399	56,426,294	58,121,501

Selected Income Statement Data:
Depreciation and amortization	$17.9	$17.9	$69.9	$70.0

Non-GAAP Measures:
Reported net (loss) income per share - Diluted	$(2.62)	$—	$(0.66)	$2.46
Other charges, net (1)	$0.02	$—	$0.03	$0.02
Asset impairment and other charges, net (2)	$2.22	$—	$2.42	$0.06
Unfavorable (favorable) items included in other expense (income), net (3)	$0.03	$—	$(0.27)	$—
Comparable net (loss) income per share - Diluted (4)	$(0.35)	$—	$1.52	$2.54

(1)
For the quarter and year ended December 27, 2013, other charges, net related principally to inventory write-offs due to unfavorable weather conditions in Chile. For 2012, other charges, net related principally to inventory write-offs in our previously discontinued melon and pineapple operations in Brazil and inventory write-offs and clean-up costs due to flooding in Costa Rica.

(2)
For 2013, asset impairment and other charges, net, for the quarter ended December 27, 2013, includes charges related to goodwill and trademark impairment of $75.7 million and $23.9 million, respectively, related to the 2004 acquisition of our Prepared Food business, exit activities in our Brazil operations of $11.4 million, unfavorable litigation of $10.2 million and other charges of $3.4 million primarily relating to restructuring activities in Europe. The year ended December 27, 2013 also includes charges of $7.1 million related to previously announced exit activities in Brazil, asset impairments of $4.3 million related to underperforming assets in Costa Rica, a (gain) on sale of assets previously impaired in 2012 of $(2.5) million related to an under-utilized facility in the United Kingdom, asset impairments of $1.7 million related to the closure of an underutilized distribution center in Germany, unfavorable litigation of $1.0 million, asset impairments of $0.7 million for underperforming assets in the Philippines and other net (credits) of $(0.2) million. For 2012, asset impairment and other charges, net, related principally to underutilized facilities in the United Kingdom, flooding in Costa Rica and other costs in Hawaii, partially offset by insurance proceeds related to floods in Guatemala and Costa Rica.

(3)
The quarter ended December 27, 2013 includes financial charges of $1.6 million resulting from an unfavorable court ruling related to value added tax reporting in South America. Additionally, the year ended December 27, 2013 includes a favorable judgment awarded in litigation of $16.6 million related to the Del Monte brand.

(4)
Management reviews comparable net (loss) income, comparable net (loss) income per share and comparable gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 27, 2013				December 28, 2012
Segment Data:
	Net Sales		Gross Profit (Loss)		Net Sales		Gross Profit

Banana	$426.9	49%	$(4.4)	(13)%	$362.4	47%	$1.3	(1)	3%
Other Fresh Produce	360.4	41%	30.5	93%	334.7	43%	28.9	(2)	75%
Prepared Food	92.6	10%	6.8	20%	79.8	10%	8.3		22%
	$879.9	100%	$32.9	100%	$776.9	100%	$38.5		100%

	Year ended
	December 27, 2013				December 28, 2012
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$1,692.2	46%	$62.1	21%	$1,544.6	45%	$89.7	(1)	26%
Other Fresh Produce	1,638.5	44%	192.8	67%	1,544.8	45%	205.8	(2)	60%
Prepared Food	353.0	10%	35.5	12%	331.8	10%	46.2		14%
	$3,683.7	100%	$290.4	100%	$3,421.2	100%	$341.7		100%

	Quarter ended				Year ended
Net Sales by Geographic Region:
	December 27, 2013		December 28, 2012		December 27, 2013		December 28, 2012

North America	$452.2	51%	$407.2	52%	$1,968.3	54%	$1,821.1		53%
Europe	164.1	19%	158.2	20%	713.4	19%	704.3		21%
Middle East	147.5	17%	100.0	13%	524.3	14%	387.4		11%
Asia	103.0	12%	89.4	12%	425.6	12%	422.2		12%
Other	13.1	1%	22.1	3%	52.1	1%	86.2		3%
	$879.9	100%	$776.9	100%	$3,683.7	100%	$3,421.2		100%

(1)
Banana gross profit for the year ended December 28, 2012 included $0.4 million inventory and clean-up costs related to flood damages to our Costa Rica farms partially offset by $0.2 million in insurance proceeds, which were received during the quarter ended December 28, 2012.

(2)	Other fresh produce gross profit for the quarter and year ended December 28, 2012 includes $0.3 million and $0.7 million in inventory write-offs related to exit activities in Brazil, respectively.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 27, 2013	December 28, 2012

Assets
Current assets:
Cash and cash equivalents	$42.5	$39.9
Trade accounts receivable, net	338.8	296.1
Other accounts receivable, net	59.3	58.4
Inventories, net	533.1	482.8
Other current assets	41.6	48.8
Total current assets	1,015.3	926.0

Investment in and advances to unconsolidated companies	2.1	2.0
Property, plant and equipment, net	1,101.2	1,024.6
Goodwill	331.4	405.6
Other noncurrent assets	138.9	175.2
Total assets	$2,588.9	$2,533.4

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$358.6	$333.5
Current portion of long-term debt and capital lease obligations	2.8	2.7
Other current liabilities	23.8	26.3
Total current liabilities	385.2	362.5

Long-term debt and capital lease obligations	248.6	123.5
Other noncurrent liabilities	206.8	216.0
Total liabilities	840.6	702.0

Total Fresh Del Monte Produce Inc. shareholders' equity	1,710.2	1,795.7
Noncontrolling interests	38.1	35.7
Total shareholders' equity	1,748.3	1,831.4
Total liabilities and shareholders' equity	$2,588.9	$2,533.4

Selected Balance Sheet Data:
Working capital	$630.1	$563.5
Total debt	$251.4	$126.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 27, 2013	December 28, 2012
Operating activities:
Net (loss) income	$(36.8)	$145.0
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	69.9	70.0
Amortization of debt issuance costs	0.4	1.2
Asset impairment charges	121.7	2.2
Gain on sale of securities	(2.3)	(3.0)
Loss (gain) on sales of property, plant and equipment	4.9	(0.2)
Foreign currency translation adjustment	(2.4)	3.6
Other changes	17.6	(0.5)
Changes in operating assets and liabilities:
Receivables	(45.1)	1.7
Inventories	(50.6)	(50.6)
Other current assets	(4.2)	3.1
Accounts payable and accrued expenses	30.0	(6.2)
Other noncurrent assets and liabilities	5.6	6.3
Net cash provided by operating activities	108.7	172.6

Investing activities:
Capital expenditures	(159.5)	(79.7)
Net proceeds (purchase) of securities available for sale	7.8	(2.5)
Proceeds from sales of property, plant and equipment	10.4	9.8
Purchase of businesses	(20.6)	—
Net cash used in investing activities	(161.9)	(72.4)

Financing activities:
Net borrowings (payments) on long-term debt	127.3	(88.1)
Contributions from noncontrolling interests	3.6	7.0
Proceeds from stock options exercised	44.0	10.1
Excess tax benefit from stock-based compensation	—	3.6
Repurchase of ordinary shares	(95.5)	(12.9)
Dividends paid	(28.2)	(23.2)
Net cash provided by (used in) financing activities	51.2	(103.5)

Effect of exchange rate changes on cash	4.6	(3.7)

Net increase (decrease) in cash and cash equivalents	2.6	(7.0)
Cash and cash equivalents, beginning	39.9	46.9
Cash and cash equivalents, ending	$42.5	$39.9

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Fresh Del Monte Produce Inc.

Full Year 2013 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the year increased 10% to $1.7 billion, from $1.5 billion in 2012, primarily due to increased sales volume in the Middle East, Europe and North America, along with higher selling prices in the Middle East and Asia. Worldwide pricing increased $0.38, or 3%, to $14.52 per unit, compared with $14.14 per unit in 2012. Volume was 7% higher. Gross profit for the year was $62.1 million, compared with gross profit of $89.7 million in 2012. Unit cost was 5% higher.
Other Fresh Produce
Net sales for the year increased 6% to $1.6 billion, compared with $1.5 billion in the prior year. The increase in net sales was primarily the result of higher sales volume and selling prices in the Company's non-tropical and fresh-cut product lines. Gross profit for the year was $192.8 million, compared with gross profit of $205.8 million in 2012.
Gold pineapple - Net sales decreased 1% to $509.7 million. Volume decreased 2%. Pricing increased 1%. Unit cost was 1% lower.
Fresh-cut - Net sales increased 4% to $408.3 million. Volume increased 2%. Pricing increased 2%. Unit cost was 5% higher.
Melon - Net sales increased 2% to $115.6 million. Volume increased 1%. Pricing increased 1%. Unit cost was
3% higher.

Non-tropical - Net sales increased 19% to $394.5 million. Volume increased 17%. Pricing increased 1%. Unit cost was 5% higher.
Tomato - Net sales increased 13% to $82.4 million. Volume increased 2%. Pricing increased 11%. Unit cost was 11% higher.
Prepared Food
Net sales for the year increased 6% to $353.0 million, compared with $331.8 million in 2012. Gross profit for the year was $35.5 million, compared with $46.2 million in 2012.
Fourth Quarter 2013 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 18% to $426.9 million, compared with $362.4 million in the prior year's fourth quarter, primarily due to higher sales volume in all regions and increased selling prices in Asia and the Middle East. Worldwide pricing increased $0.28, or 2%, to $13.70 per unit, compared with $13.41 per unit in the fourth quarter of 2012. Volume was 15% higher. Gross profit for the quarter was a loss of $4.4 million, compared with gross profit of $1.3 million in the fourth quarter of 2012. Unit cost was 4% higher.
Other Fresh Produce
Net sales for the quarter increased 8% to $360.4 million, compared with $334.7 million in the fourth quarter of 2012, largely attributable to higher sales in the Company's pineapple and non-tropical product lines. Gross profit for the quarter was $30.5 million, compared with gross profit of $28.9 million in the fourth quarter of 2012.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2013 Business Segment Performance (continued)
(As reported in business segment data)

Gold pineapple - Net sales increased 11% to $140.4 million. Volume increased 9%. Pricing increased 1%. Unit cost was 4% lower.
Fresh-cut - Net sales decreased 4% to $87.4 million. Volume decreased 4%. Pricing was in line with the prior year period. Unit cost was 4% higher.
Melon - Net sales decreased 14% to $19.5 million. Volume decreased 23%. Pricing increased 12%. Unit cost was 12% higher.
Non-tropical - Net sales increased 23% to $62.0 million. Volume increased 25%. Pricing decreased 1%. Unit cost was 5% higher.
Tomato - Net sales increased 19% to $18.2 million. Volume increased 14%. Pricing increased 4%. Unit cost was 6% higher.
Prepared Food
Net sales for the quarter increased 16% to $92.6 million, compared with $79.8 million in the fourth quarter of 2012. Gross profit for the quarter was $6.8 million, compared with $8.3 million in the fourth quarter of 2012.

Cash Flows
Net cash provided by operating activities for the full-year of 2013 was $108.7 million, compared with $172.6 million in the same period of 2012. The decrease in net cash was principally the result of lower net income and higher levels of accounts receivable as a result of higher sales.
Total Debt
Total debt increased from $126.2 million at the end of 2012 to $251.4 million at the end of 2013. The increase in total debt was primarily due to higher capital expenditures and acquisitions.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2013 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 28, 2012 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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